Exhibit 10.11

John L. Williams

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 4th day of June 2004, by DiamondRock Hospitality Company, a Maryland corporation (the “REIT”), with its principal place of business at 10400 Fernwood Road, Bethesda, Maryland and John L. Williams, residing at 7013 Heatherhill Road, Bethesda, Maryland (the “Executive”).

WHEREAS, the parties desire to enter into this agreement to reflect the Executive’s executive capacities in the REIT’s business and to provide for the REIT’s employment of the Executive; and

WHEREAS, the parties wish to set forth the terms and conditions of that employment;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term of Employment

The REIT hereby employs the Executive, and the Executive hereby accepts employment with the REIT, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5, the Executive’s employment pursuant to this Agreement shall be for the period commencing on the date hereof (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Initial Term”). The Initial Term shall be extended for an additional 12 months at the end of the Initial Term unless the REIT or the Executive provides written notice to the contrary at least six months before such date. The Initial Term, together with any such extension, shall be referred to herein as the “Employment Period.” In the event that the Board of Directors of the REIT (the “Board of Directors”) determines that active efforts to complete the closing of the REIT’s Rule 144A Offering (the “144A Offering”) have been abandoned, this Agreement shall become null and void.

2.	Title; Duties

During the Employment Period, the Executive shall be employed in the business of the REIT and its affiliates. The Executive shall serve as President and Chief Operating Officer and, if elected, a director of the REIT and, upon the reasonable request of the Board of Directors, as a director and/or officer of any of the REIT’s affiliates, including DiamondRock Hospitality Limited Partnership (the “Company”). The Executive shall report to the Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with his position and as may be assigned to him from time to time by the Chief Executive Officer.

3.	Extent of Services

The Executive agrees not to engage in any business activities during the Employment Period except those which are for the sole benefit of the REIT and the Company and their subsidiaries (the REIT and the Company are hereinafter referred to as the “Company Group”),

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and to devote his entire business time, attention, skill and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of his duties to the Company Group, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Directors, serve on the boards of directors of corporations other than the REIT, provided, however, that no such approval shall be necessary for the Executive’s continued service on any board of directors on which he was serving on the date of this Agreement, all of which have been previously disclosed to the Board of Directors in writing and provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any hotel or similar asset in the lodging industry.

4.	Compensation and Benefits

(a) Salary. The REIT shall pay the Executive an initial gross base annual salary (“Base Salary”) of $400,000. The Base Salary shall be payable (minus such deductions as may be required by law or reasonably requested by the Executive) in accordance with the REIT’s regularly scheduled payroll dates but in no event less frequently than monthly. The REIT’s Compensation Committee (the “Compensation Committee”) shall review the Executive’s Base Salary annually and may increase (but not decrease) the Executive’s Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

(b) Incentive Compensation. The Executive shall be entitled to receive an annual cash incentive bonus (the “Incentive Bonus”) for each calendar year during the Term of this Agreement based on the level of accomplishment of management and performance objectives as established by the Compensation Committee. The Executive’s initial maximum target Incentive Bonus shall be 100% of the Executive’s Base Salary.

(c) Paid Time Off and Other Benefits. The Executive shall be entitled to paid time off for a minimum of 25 days each calendar year, which shall be accrued ratably during the calendar year, as well as holiday pay in accordance with the REIT’s policies in effect from time to time. The Executive shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as the Company Group extends, as a matter of policy, to its executive employees, provided, however, that for so long as the Executive continues to participate in and be covered by a group health plan sponsored by Marriott International, Inc. (the “Marriott Health Plan”), rather than a group health plan sponsored by the Company Group and extended to its executive employees (the “Company Health Plan”), Executive shall be entitled to reimbursement on a monthly basis for the amount equal to the amount by which (x) the monthly premiums paid by the Executive for coverage under the Marriott Health Plan exceed (y) the monthly premiums the Executive would pay under the Company Health Plan, if the Executive were a participant in such Company Health Plan. The Company Group shall maintain a disability insurance policy or plan covering the Executive during the Employment Period.

(d) Reimbursement of Business Expenses. The REIT shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or

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services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the REIT may reasonably request.

(e) Initial Restricted Stock Grant at Closing of 144A Offering. Upon the closing of the 144A Offering, the Executive shall be granted 210,000 shares of common stock of the REIT subject to the terms and restrictions as set forth in a restricted stock agreement executed by the REIT and the Executive as of the date hereof, which shares shall vest in three equal installments on each of the first, second and third anniversaries of the closing of the 144A Offering.

(f) D&O Insurance Coverage. During and for a period of at least three years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the REIT on a basis no less favorable to him than the coverage provided current officers and directors.

5.	Termination

(a) Termination by the REIT for Cause. The REIT may terminate the Executive’s employment under this Agreement at any time for Cause, upon written notice by the REIT to the Executive. For purposes of this Agreement, “Cause” for termination shall mean a determination by the Board of Directors in good faith that any of the following events have occurred: (i) the conviction or indictment of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive’s willful failure or gross negligence in the performance of his assigned duties for the Company Group, which failure or gross negligence continues for more than 15 days following the Executive’s receipt of written notice of such willful failure or gross negligence from the Board of Directors; (iv) any act or omission of the Executive that has a demonstrated and material adverse impact on the Company Group’s reputation for honesty and fair dealing; (v) the breach by the Executive of his duties under this Agreement or any material term of this Agreement; or (vi) a material violation by Executive of the Company Group’s employment policies which continues for more than 15 days following written notice of such violation from the Board of Directors.

(b) Termination by the REIT without Cause or by the Executive without Good Reason. Either party may terminate this Agreement at any time without Cause (in the case of the REIT) or without Good Reason (in the case of the Executive), upon giving the other party 60 days’ written notice. At the Company’s sole discretion, it may substitute 60 days’ salary in lieu of notice. If either the REIT or the Executive provides the notice specified under Section 1 that such party does not wish to extend the Employment Period as provided therein, such action shall be deemed a notice of termination. Any salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to Section 6(c).

(c) Termination by Executive for Good Reason. The Executive may terminate his employment under this Agreement at any time for Good Reason, upon written notice by the Executive to the REIT. For purposes of this Agreement, “Good Reason” for

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termination shall mean that the Executive has complied with the “Good Reason Process” (hereafter defined) following the occurrence of one of the following events, without the Executive’s consent: (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at the REIT, or any other action by the REIT which results in a substantial diminution or other substantive adverse change in the Executive’s duties or responsibilities, including, but not limited to, a substantial diminution in the Executive’s title as set forth in Section 2 hereof; (ii) the failure of the REIT or its affiliates to appoint, nominate or elect the Executive as the President and Chief Operating Officer or the failure of the REIT to nominate the Executive as a director of the REIT; (iii) a requirement that the Executive work principally from a location outside the 50 mile radius from the REIT’s address first written above; (iv) the REIT’s failure to pay the Executive any Base Salary or other compensation to which he becomes entitled, other than an inadvertent failure which is remedied by the REIT within 30 days after receipt of written notice thereof from the Executive (or ten days for failure to pay Base Salary); (v) the REIT’s failure to honor the initial equity award granted pursuant to Section 4(e); (vi) any reduction in the Executive’s aggregate Base Salary and any involuntary reduction in the Executive’s other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (vii) the REIT’s breach of any of its other obligations under this Agreement. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the REIT in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the REIT’s efforts, for a period not less than 30 days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and REIT; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the REIT cures the Good Reason event in a manner acceptable to Executive during the 30 day period, Good Reason shall be deemed not to have occurred.

(d) Executive’s Death or Disability. The Executive’s employment shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by the Company Group to the Executive. If the Employment Period is terminated by reason of the Executive’s Disability, either party shall give 30 days’ advance written notice to that effect to the other.

(e) Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated on account of disability under Section 5(d), 30 days after the date on which a notice of termination is given; (C) if Executive’s employment is terminated by the Company for Cause under Section 5(a), the date on which notice of termination is given; (D) if Executive’s employment is terminated under Section 5(b), 60 days after the date on which a notice of termination is given; and (E) if Executive’s employment is terminated by Executive under Section 5(c), 30 days after the date on which a notice of Good Reason is given.

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6.	Effect of Termination

(a) General. Regardless of the reason for any termination of this Agreement, the Executive (or the Executive’s estate if the Employment Period ends on account of the Executive’s death) shall be entitled to: (i) any unpaid portion of his Base Salary through the Date of Termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or stock plan, or any other employee benefit plan or program of the REIT; and (v) except in the case of “Termination by the Company for Cause,” any bonus or incentive compensation that was approved but not paid. The amount payable under this Section 6(a) shall be paid to the Executive or the Executive’s estate (in the event of the Executive’s death) in a single lump sum no later than 30 days after the Date of Termination.

(b) Termination by the REIT for Cause or by Executive without Good Reason. If the REIT terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall have no rights or claims against the Company Group except to receive the payments and benefits described in Section 6(a). The REIT shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the REIT in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.

(c) Termination by the REIT without Cause or by Executive for Good Reason. Except as provided in Section 6(d), if the REIT terminates the Executive’s employment without Cause pursuant to Section 5(b), or the Executive terminates his employment for Good Reason pursuant to Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	a lump sum payment equal to 1.5 times the sum of (x) the Executive’s then current Base Salary and (y) the greater of (A) the average of the Executive’s bonuses (taking into account a payment of no bonus or a payment of a bonus of $0) with respect to the preceding three fiscal years (or the period of the Executive’s employment if shorter), (B) the Executive’s bonus with respect to the preceding fiscal year and (C) in the event that such termination of employment occurs before the first anniversary of the Commencement Date, the Executive’s annualized projected bonus for such year (the “Severance Payment”). The Severance Payment shall be paid to the Executive within 60 days following the Date of Termination;

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(ii)	continued payment by the REIT for life, health and disability insurance coverage for the Executive and the Executive’s spouse and dependents for eighteen months following the Date of Termination to the same extent that the REIT paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the eighteen month period, the REIT thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period; and

(iii)	vesting as of the Date of Termination in any unvested portion of any stock option, restricted stock and LTIP award previously issued to the Executive by the REIT. Each such stock option must be exercised by the Executive within 180 days after the Date of Termination or the date of the remaining option term, if earlier.

None of the benefits described in this Section 6(c) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the Company Group, its affiliates including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(d) Termination Following Change in Control. If, (x) during the Employment Period and within 12 months following a Change in Control, the REIT (or its successor) terminates the Executive’s employment without Cause pursuant to Section 5(b) or the Executive terminates his employment for Good Reason pursuant to Section 5(c), or (y) the Executive, by notice given under this clause (y) of this Section 6(d) during the 90 day period commencing on the three-month anniversary of the date of the Change in Control (the “Notice Period”), terminates his employment for any reason, which termination shall be effective on the last day of the Notice Period, the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

(i)	the items referenced in Section 6(c); and

(ii)	Tax Gross-up Payment, as follows:

(A)

In the event that any payment made pursuant to Section 6(c) hereof or any insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under this Agreement or otherwise), (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Parachute Payments”) and (2) are subject to the excise tax imposed by

John L. Williams

Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then the REIT shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

(B)	For purposes of determining the Gross-Up Amount: (1) Parachute Payments provided under arrangements with the Executive other than under any bonus or other incentive pay or stock plan or program of the REIT (collectively, the “Plan”) and this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by the Executive so that the amount of excess Parachute Payments that are attributable to provisions of the Plan and Agreement is maximized; and (2) the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the Executive’s taxable year in which the Parachute Payments are includable in the Executive’s income for purposes of federal, state and local income taxation.

(C)

The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the REIT and approved by the Executive, such approval not to be unreasonably withheld (the “Accounting Firm”). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that the Executive in no event shall owe the REIT any interest on any portion of the Gross-Up Amount that is returned to the REIT. For purposes of making the calculations required by this Section 6(d)(v), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The REIT and the Executive shall furnish such information and documents as may be reasonably requested in connection

John L. Williams

with the performance of the calculations under this Section 6(d)(v). The REIT shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 6(d)(v). The REIT shall pay the Gross-Up Amount to the Executive no later than 60 days following receipt of the Accounting Firm’s determination of the Gross-Up Amount.

(iii)	None of the benefits described in this Section 6(d) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the Company Group, its affiliates including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of employment.

(iv)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(A)	The ownership or acquisition (whether by a merger contemplated by Section 6(d)(vii)(B) below, or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than 50% of (1) the REIT’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the REIT’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(B)

The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than 50% of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 6(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately

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after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, such greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights (including conversion rights), options and warrants were not included in the calculation;

(C)	Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of the REIT or the Company;

(D)	Incumbent Directors cease, for any reason, to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

(E)	A Change in Control shall also be deemed to occurred immediately before the completion of a tender offer for the REIT’s securities representing more than 50% of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(F)

For purposes of this Agreement, the following definitions shall apply: (a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint

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venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT’s securities; and (d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the REIT or the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the REIT or the Company or by any entity controlled by the REIT or the Company; or (iii) any Person consisting in whole or in part of the Executive or one or more individuals who are then the REIT’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the REIT as indicated in its most recent securities filing made before the date of the transaction.

(e) Termination In the Event of Death or Disability.

(i)	If the Executive’s employment terminates because of his death, any unvested portion of any stock option and any restricted stock previously issued to the Executive by the REIT shall become fully vested as of the date of his death and the Executive’s estate or other legal representatives shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to the Executive. In addition, the Executive’s estate shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his death occurs. For a period of one (1) year following the Date of Termination, the REIT shall pay such health insurance premiums as may be necessary to allow Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the REIT’s obligations hereunder.

(ii)

In the event the Executive’s employment terminates due to his Disability, he shall be entitled to receive his Base Salary until such date as he shall commence receiving disability benefits pursuant to any long-term disability insurance policy or plan provided to him by the REIT. In addition, as of the effective date of the

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termination notice specified in Section 5(d), the Executive shall vest in any unvested portion of any stock option and any restricted shares previously granted to him by the Company Group and the Executive shall have 360 days from the Date of Termination or the remaining option term, if earlier, to exercise all stock options granted to the Executive. The Executive also shall be entitled to receive a pro-rata share of any performance bonus to which he otherwise would have been entitled for the fiscal year in which his employment terminates due to his Disability. For a period of one year following the Date of Termination, the REIT shall pay such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Section 6(e)(i) shall apply.

7.	Confidentiality

(a) Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company Group’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company Group, or of a third party which provided proprietary information to the Company Group on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company Group and the Executive as proprietary and confidential (the “Proprietary Information”).

(b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c) Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward (except as required by applicable law or otherwise as necessary in connection with the performance of the Executive’s duties to the Company Group hereunder). In addition, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company Group (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from the Company Group’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

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(d) Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the REIT is the property of the Company Group. The Executive agrees to deliver to the Company Group all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Directors during his employment and immediately upon termination of his employment.

8.	Noncompetition

(a) Restriction on Competition. For the period of the Executive’s employment with the REIT and for 12 months following the expiration or termination of the Executive’s employment by the REIT (the “Restricted Period”), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Executive’s employment if the Executive’s employment is terminated following a Change in Control, the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private lodging company, or (ii) any other business that the Company Group conducts as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b) Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company Group whom the Company Group had provided services at any time during the Executive’s employment with the REIT in any line of business that the Company Group conducts as of the date of the Executive’s termination of employment or that the Company Group is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company Group.

(c) Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company Group, to hire any person who is then or was at any time during the preceding six months an employee of the Company Group and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company Group a vice president, senior vice president or executive vice president or other senior executive employee of the Company Group.

(d) Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company Group as the result of his employment, as well as access to the relationships between the Company and the REIT and their clients and employees. The Executive further acknowledges that the business of the Company Group is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company Group. The Executive understands and agrees that the restrictions contained in this

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Section 8 are reasonable and are required for the Company Group’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company Group under law or in equity (including, without limitation, the recovery of damages):

(i)	The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)	The right and remedy to require the Executive to account for and pay over to the REIT and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the REIT and, if applicable, its affected affiliates.

(f)	Without limiting Section 11(i), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g)	The provisions of Section 8(a) shall not apply in the event that the Agreement is not renewed as provided in Section 1.

9.	Executive Representation

The Executive represents and warrants to the Company Group that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

John L. Williams

10.	Enforcement and Indemnification

(a) The REIT or the Company, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the REIT or the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company Group and the Executive that such determination not bar or in any way affect the Company Group’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

(b) The REIT will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the REIT or any subsidiary or affiliate of the REIT. The REIT agrees to pay to the Executive in advance of the final disposition of any proceeding all such amounts incurred or suffered.

11.	Miscellaneous

(a) Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the REIT in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the REIT which relate to events or occurrences that transpired while Executive was employed by the REIT; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the REIT at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the REIT in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the REIT. The REIT shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 11(a), including, but not limited to, reasonable attorneys’ fees and costs.

(b) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the

John L. Williams

United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to the REIT, to:

DiamondRock Hospitality Company

10400 Fernwood Road

Bethesda, MD 20817

Facsimile: (301) 644-7945

Attn: General Counsel

(ii)	If to the Executive, to:

John L. Williams

7013 Heatherhill Road

Bethesda, MD 20817

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(c) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(e) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the REIT and the Executive.

(f) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the REIT may be merged or which may succeed to its assets or business or any entity to which the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(h) Waiver. No delays or omission by the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the REIT or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

John L. Williams

(i) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

John L. Williams

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ William W. McCarten

Name:	William W. McCarten
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ John L. Williams
John L. Williams